                                                                    Exhibit 99.1


             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Satellite CD Radio, Inc.

       We have audited the accompanying balance sheets of Satellite CD Radio, Inc. ("the Company") as of December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003 in conformity with U.S. generally accepted accounting principles.


                              /s/ ERNST & YOUNG LLP

New York, New York
March 16, 2005

                            SATELLITE CD RADIO, INC.
                                 BALANCE SHEETS
                      (in thousands, except share amounts)


                                                                     As of December 31,
                                                                     ------------------
                                                                      2004       2003
                                                                     -------    -------
                                   ASSETS
FCC license ......................................................   $83,654     $83,654
                                                                     -------     -------
       Total assets ..............................................   $83,654     $83,654
                                                                     =======     =======
                            STOCKHOLDERS' EQUITY
Stockholders' equity:
     Common stock, no par value: 200 shares issued and outstanding   $  --       $  --
     Additional paid-in capital ..................................    83,654      83,654
                                                                     -------     -------
       Total stockholders' equity ................................   $83,654     $83,654
                                                                     =======     =======


                       See Notes to Financial Statements.

                            SATELLITE CD RADIO, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Business

     Satellite CD Radio, Inc. (the "Company") is a wholly owned subsidiary of Sirius Satellite Radio Inc. ("Sirius"). Sirius currently offers 65 channels of 100% commercial-free music and features over 55 channels of sports, news, talk, entertainment, traffic and weather for a monthly subscription fee of $12.95.

2. Summary of Significant Accounting Policies

     Basis of Presentation

     The accompanying balance sheets have been prepared in accordance with U.S. generally accepted accounting principles. No statements of operations, stockholders' equity or cash flows have been presented for each of the three years in the period ended December 31, 2004 as the Company has had no operational activity for those years. The Company does not charge Sirius a fee for the use of its FCC license.

     FCC License

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives be tested for impairment at least annually. In accordance with SFAS No. 142, the Company determined that its FCC license has an indefinite life and is evaluated for impairment on an annual basis. Upon adoption of SFAS No. 142, the Company completed an impairment analysis during the first half of the year ended December 31, 2002, and concluded that there was no impairment loss related to its FCC license. For the year ended December 31, 2004, the Company updated its impairment test and determined that there was no impairment. The Company uses projections of estimated future cash flows and other factors in assessing the fair value of its FCC license. If these estimates or projections change in the future, it may be required to record an impairment charge related to its FCC license. To date, the Company has not recorded any amortization expense related to its FCC license.

3. Lien on the Company's Common Stock

     Sirius' obligations under its 14 1/2% Senior Secured Notes due 2009 and 15% Senior Secured Discount Notes due 2007 are secured by a lien on the Company's common stock.